Exhibit 99.1

Contacts:

Dickie Walker Marine, Inc.

Gerald W. Montiel, Chairman and CEO

Todd Schmidt, CFO

(760) 450-0360

Dickie Walker Marine Provides Update on Proposed

Intelligent Energy Transaction and Nasdaq Hearing

Oceanside, Calif. – July 6, 2005 – Dickie Walker Marine, Inc. (NASDAQ SC: DWMA) today provided an update on the previously announced proposed acquisition agreement between Dickie Walker and Intelligent Energy Holdings, Plc and the Staff Determination Letter from the Nasdaq Stock Market.

As disclosed in the Form S-4 preliminary proxy statement/prospectus filed with the Securities and Exchange Commission (SEC) on May 10, 2005, additional financing on the part of one or both companies may be necessary to continue operations and consummate the acquisition agreement. Intelligent Energy has determined that such additional funding now is required and currently is in the process of seeking funding from various sources so that the transaction with Dickie Walker may proceed as planned. However, there can be no assurance that Intelligent Energy will be successful in its efforts to raise additional capital in the timeframe required to consummate the Dickie Walker transaction, or at all.

“It is likely that if Intelligent Energy is unable to obtain sufficient financing shortly, the transaction will not close,” said Jerry Montiel, chairman and chief executive officer of Dickie Walker. “The Boards of Directors of both companies continue to support the consummation of the proposed acquisition and believe it is in the best interests of all of our collective shareholders to proceed. We are working diligently with our colleagues at Intelligent Energy to move this process forward as expeditiously as possible.”

Additionally, Dickie Walker Marine filed for and was granted a hearing before the Listing Qualifications Panel of the Nasdaq Stock Market to review the Staff Determination Letter previously disclosed in Dickie Walker’s press release of May 31, 2005. The hearing currently is scheduled for July 14, 2005. At the hearing, the company will ask the Listing Qualification Panel to stay delisting of Dickie Walker’s common stock pending the closing of the acquisition of Intelligent Energy. There can be no assurance that Dickie Walker will be successful at the hearing in obtaining a further stay of delisting through the close of the proposed acquisition, or that all conditions to the closing of the proposed acquisition will occur.

“We recognize the value in Dickie Walker and the potential benefits to both companies, further underscoring our desire to proceed in earnest with this transaction,” said Dr. Harry Bradbury, chief executive officer of Intelligent Energy. “We believe that intrinsic value would remain should the Panel elect to proceed with the delisting and it would be our intention to recommend to the Intelligent Energy Board of Directors to continue with the transaction and bring it to a successful conclusion.”

Bradbury noted that upon closing of the proposed transaction with Dickie Walker, he believes the combined company should likely qualify for an initial listing on the Nasdaq SmallCap Market, and that Intelligent Energy has completed and filed an application with requisite documentation to obtain such listing.

About Intelligent Energy Holdings Plc

Intelligent Energy is an energy solutions group with a proprietary suite of new energy technologies, and is focused on commercializing energy services in hydrogen generation, fuel storage and power generation using proton exchange membrane (PEM) fuel cell technology. Intelligent Energy’s products and technologies provide solutions for global applications in the motive, distributed energy, defense and portable markets. Additional information about Intelligent Energy can be found at www.intelligent-energy.com.

About Dickie Walker Marine, Inc.

Dickie Walker Marine, Inc. designs, sources and has manufactured, markets and distributes authentic lines of nautically-inspired apparel, gifts and decorative items. The Dickie Walker brand is a lifestyle brand of nautically inspired apparel and accessories for the home, office and boat, which are distributed through specialty retailers, yacht clubs, resorts, higher-end sporting goods stores, marinas, coastal stores, catalogs and a branded website. Additional information about Dickie Walker Marine can be found at www.dickiewalker.com.

Forward-Looking Statements

This release contains statements that are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding Dickie Walker’s or Intelligent Energy’s or their respective management’s intentions, hopes, beliefs, expectations, representations, projections, plans or predictions of the future. These statements are based on current estimates and projections about the companies’ respective businesses, which are derived in part on assumptions of management, and are not guarantees of future performance, as such performance is difficult to predict. Such statements include statements regarding the ability of Intelligent Energy to obtain financing, the ability of the proposed transaction to close, the continued support of the companies’ Boards of Directors, and the continued listing of Dickie Walker on the Nasdaq SmallCap Market after a hearing with the Nasdaq Listing Qualifications Panel and/or after the closing of the proposed acquisition of Intelligent Energy. It is important to note that actual results could differ materially from those in any such forward-looking statements. Factors that could cause actual results to differ materially include risks related to uncertainties in the timing of the regulatory processes upon which the transaction is contingent, failure to adequately address or reconcile all U.S. and U.K. regulatory requirements, and the availability and dilutive effects of additional financing. Readers of this release are also referred to Dickie Walker’s previous public filings, available at http://www.sec.gov or upon request from Dickie Walker. Dickie Walker does not intend to update any of these forward-looking statements after the date of this release.